Exhibit 10.33

[Logo: Talend]	www.talend.com | info@talend.com

INDEFINITE TERM

EMPLOYMENT AGREEMENT

BY AND BETWEEN:

Talend SA

Public-limited Company with a share capital of 1,429,954.31 euros, with headquarters located at 9, rue Pagès — 92150 Suresnes, registered with the Register of Trade and Companies of Nanterre under number 484 175 252, registered with the URSSAF of Paris Hauts de Seine in Montreuil (93518) under number 920 922 232 001011.

Represented by Jennifer BOS, duly empowered for this purpose,

Hereinafter “the Company”

On the one hand

AND:

Laurent Bride

Born on                                      AT                                     , with French citizenship

Residing at:

Social Security No.:

Hereinafter “the Employee”

On the other hand

Talend SA, capital €1,775,886.20
9 rue Pages, 92150 Suresnes, France	[Initials]
RCS 484 175 252 Nanterre
Phone: +33 1 46 25 06 00

This agreement has the purpose of defining the terms and conditions of the commitment of Laurent Bride with the Company in his role as employee.

FIRST. FREEDOM FROM ANY NON-COMPETITION CLAUSE

Laurent Bride formally declares he is free of any commitment and not subject to any applicable non-competition clause regarding the activity carried out by the Company.

Any false statement on his part would make him liable for it and would expose him to the payment of damages, in particular in application of Article L 1237-3 of the Labor Code and would justify the immediate termination of this employment agreement, without prior notice or compensation.

SECOND. DUTIES

Laurent Bride is engaged by the Company in the role of Chief Technical Officer (CTO) within the Talend group as of September 15, 2014.

Under this title, Laurent Bride will have the following duties:

•                  Planning and Strategy:

•                  Lead the strategic planning of roadmaps made in order to achieve the operational goals defined by the management team as well as the board of directors for the identification and prioritization of development initiatives and the establishment of timetables for the design, construction, and testing/classification of products.

•                  In partnership with the Senior Management of the Company, identify opportunities and risks for the delivery of the products of the Company in accordance with the agreed strategy, including the identification of competing solutions, the possibilities for innovation and evaluation of market barriers and technical barriers to the success of the Company.

•                  Evaluate and identify the relevant technology platforms to support the development cycles of the products.

•                  Participate as a member of the management team in the establishment of processes of governance of direction and control to ensure that the goals are defined and achieved, risks are managed appropriately and the resources of the organization are used in a responsible and optimal way. Quality will also be a key performance indicator to be defined as a goal and measured regularly to check achievement.

•                  Work in partnership with the CFO of Talend S.A. as well as the leadership team to create annual and quarterly budgetary goals, as well as clear reports regarding the use of the budget.

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•                  Implementation and Delivery:

•                  Work with the “product management” team as well as the leadership in engineering in order to create a product roadmap over 2 years for all product lines and work with all the teams to deliver high quality “releases”, in time and in accordance with the planned budget.

•                  Build a reproducible, high quality engineering process, which will lead to the delivery of high quality product versions, in accordance with the deadlines and budget. Define the support tools as well as the methodology in order to best achieve the process defined.

•                  Create and strengthen the coding conventions as well as the standards of documentation.

•                  Organize and lead a group of professionals in world class engineering and continue to build the team through strategic hiring if necessary. Ensure that the standards of technology, the engineering process, related tools, methodology, as well as all the best practices defined, are respected throughout the organization, in particular with all the development teams and within the different countries.

•                  Implement and supervise a quality assurance process including the integration and testing of the system, in order to ensure a measurable high level of product quality.

•                  Operational Management:

•                  Lead the strategic integration and technical cooperation between different development and geographical teams. Create the tools for monitoring and common key performance indicators in order to assess the progress and the quality of the production of each of the teams.

•                  Contribute to the development of open source software via the Apache team and ensure the visibility of the Company and the position as a technological visionary leader in our area.

•                  Collaborate with the sales and business development teams as well as with strategic OEM partners/prospects of a high level in order to conclude affairs and manage after-sales monitoring.

•                  Manage the relationship with the leaders of key technical and OEM partners.

•                  Share knowledge and act as a mentor and educate investors of the organization, management, staff, partners, customers, and stakeholders with respect to the technological vision, opportunities, and challenges of the business.

Laurent Bride may be assigned to other posts and carry other duties corresponding to the nature of his employment, according to the needs of the Company.

He will follow the general and specific guidelines of the general management of the Company, or all officers appointed by it, and more particularly he will be under the direct responsibility of Mike Tuchen - Chief Executive Officer (CEO).

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He will be subject to the SYNTEC (engineering offices) collective agreement, which the Company follows. He will have a managerial status, position 3.2, coefficient 210.

THIRD. SALARY AND WORK TERM

The annual gross salary of Laurent Bride is fixed at the sum of 300,000.00 euros payable in 13 months.

To this fixed salary, the Company will add a variable annual gross remuneration of 100,000.00 euros, which will be paid according to the achievement of goals defined annually by the Talend management team.

This compensation is agreed upon taking into account the nature of the duties and responsibilities entrusted to Laurent Bride.

Laurent Bride will also benefit from the allocation of 360 388 BSPCE from the meeting of the first board of directors of the Company, following the 15 September 2014. These BSPCE will be fully exercisable after 1 year. On September 15, 2015, Laurent Bride will also benefit from an allocation of 882,248 shares, with an option to purchase these shares in the event of his departure (“restricted stock”). These shares (“restricted stock”), will be permanently acquired at the amount of 8.33% per quarter. These two allocations represent 0.63% of the diluted share capital of Talend S.A.

With regard to the duties entrusted to Laurent Bride and the large autonomy he has in the organization and management of his working time in order to fulfill them, he falls under the category of managerial staff with complete autonomy, as mentioned in Article 4 of the SYNTEC sectoral agreement of June 22, 1999, under the modality “achievement of duties with complete autonomy”.

In these conditions, in accordance with the Company agreement of February 1, 2012 on the development and the reorganization of working time, Laurent Bride will work on the basis of 217 working days per year, without a reference schedule.

It is expressly agreed that this limit of 217 days is defined for a full calendar year of activity and subject to the full acquisition of rights as regards paid leave.

The fixed salary laid down in this article is fixed and based of the fixed annual number of working days of this agreement, with an exception for solidarity day.

The working time in days during the year is based on the mutual confidence and on a declarative system. Laurent Bride commits to provide an annual statement on the number of full-time and part-time days worked.

It is expressly agreed that the Working days are the five working days of the week, Monday thru Friday, and that public holidays mentioned in Article L.3133-1 of the Labor Code will be nonworking days.

Laurent Bride will benefit from the weekly rest on Saturday and Sunday.

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In the light of the autonomy that Laurent Bride has within the organization as regards his working time, he commits himself to respect, in all circumstances, the minimum daily resting periods of 11 hours and the weekly rest.

The modalities of application of this working agreement are defined by the aforementioned Company agreement on the development and reorganization of working time, which Laurent Bride declares to know.

In application of this Agreement, Laurent Bride will benefit annually from 10 working days on a reduction of working time (RTT), which must be taken in accordance with the terms defined in the agreement.

FOURTH. PLACE OF WORK

Laurent Bride will be based in the premises of the Company, 9, rue Pagès at Suresnes (92150). The place of work of Laurent Bride may however be modified according to the needs of Company, which Laurent Bride expressly accepts without being able to avail himself of such a modification to request the modification of an essential element of this agreement and/or justify a cause for the termination of this agreement.

The nature of the duties of Laurent Bride involve many trips in France as well as abroad. He expressly undertakes to perform all necessary travel during the exercise of his duties, which could be requested by his supervisor according to the needs of the business.

FIFTH. TERM — TRIAL PERIOD

This agreement lasts for an indefinite period.

It is understood between the parties that Laurent Bride will not be subject to a trial period. Laurent Bride will therefore be confirmed in his position on the first day of employment.

SIXTH. COSTS

The costs incurred by Laurent Bride for the exercise of his duties will be reimbursed upon the presentation of supporting documents in the conditions currently laid down by the Company, which Laurent Bride confirms to know.

If Laurent Bride has to move, he may use his personal vehicle. The Company will reimburse his travel expenses, in accordance with the scales in force in the Company. For this purpose, Laurent Bride should have insurance covering any liability resulting from accidents caused in the framework of his business travel with the aforementioned vehicle, both for third parties (unlimited insurance) as well as for the persons inside his vehicle.

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SEVENTH. SALARY ADVANCE

In the assumption that advances on wages would have been paid and in the event of the departure of Laurent Bride, for whatever reason, the latter undertakes to immediately repay the entire amount of the advances on wages that he would have been granted.

EIGHTH. PAID LEAVE — SOCIAL BENEFITS

Laurent Bride will benefit from paid leave as provided for by the applicable collective Agreement.

The periods in which Laurent Bride will take his leave will be fixed by mutual agreement with his supervisor.

Leave acquired under a reference year will not be taken or carried over beyond the term of the following reference year. No deferral will be accepted unless there is a written agreement from the supervisor on an exceptional basis.

Laurent Bride will be linked to the supplementary pension fund of the Company, the IONIS group, under No.

The share of employee contributions for Laurent Bride will be subtracted from his monthly salary.

Laurent Bride will be affiliated to a group health plan and the supplementary system of reimbursement of medical expenses incurred by the Company.

The share of employee contributions for Laurent Bride will be subtracted from his monthly salary.

NINTH. OBLIGATIONS

a/ Laurent Bride commits himself for the term of his agreement to adhere to the instructions he will receive and to comply with the rules governing the operation of the Company.

b/ Laurent Bride is also obliged to inform the Company, without delay, of any change that could occur in his personal situation.

c/ Laurent Bride is obliged to work exclusively for the Company. During the term of this agreement, it is prohibited to be interested, directly or indirectly, in any manner whatsoever and for whatever reason, in any business affair likely to compete, due to its activity, with the Company.

d/ Laurent Bride is obliged, throughout the duration of his employment agreement and after its termination, to act with absolute discretion regarding the life of the Company, the information concerning the Company, its working methods, rates, customers, partners, suppliers, know-how etc. Any breach of this obligation constitutes a serious misconduct that justifies his immediate dismissal without prior notice or compensation.

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The Company also reserves the possibility to seek reparation of the damage that could result from an indiscretion on his part.

e/ Any customer acquired through Laurent Bride will be a customer of the Company and will remain so after the term of this agreement.

f/ Laurent Bride undertakes to continue studying regularly, in order to keep up with technological developments and all the training that may be requested by the Company.

g/ Overall, Laurent Bride undertakes to take all the provisions necessary to carry out the duties entrusted to him.

h/ Laurent Bride must comply with any medical visits required by the Company.

Laurent Bride authorizes Talend SA to use his professional information about as well as his image, in particular with its customers, without him receiving any compensation,

These provisions are essential to the commitment of Laurent Bride. Any failure on his part in this regard will be grounds for the immediate termination of his employment agreement.

TENTH. INTELLECTUAL PROPERTY

A.            INVENTIONS AND PATENTS

Laurent Bride undertakes to immediately declare, by registered letter with acknowledgment of receipt to the Company, all the inventions of which he is the author or coauthor, carried out in the course of the execution of this agreement, in accordance with the provisions of article R.611-1 of the Intellectual Property Code and to communicate to the Company all useful information concerning them, in order to enable the latter to assess their classification, in application of Article R. 611-2 of the Code.

All the inventions made by Laurent Bride, either in the framework of the inventive duties corresponding to the actual duties provided for in this agreement or within the framework of studies and research that he will be explicitly entrusted with, shall be registered under the name of the Company, in application of the provisions of Article L. 611-7 1° of the Intellectual Property Code.

Nonetheless, in his capacity as the author of the aforementioned inventions that belong to the Company, Laurent Bride will be able to benefit from additional compensation under the conditions laid down by Article 75 of the collective agreement of the engineering offices, consulting engineers, and consulting firms.

All other inventions shall belong to Laurent Bride. Nonetheless, the Company will have the right to assign the property or the enjoyment of all or part of the rights attached to the patents (and potential use certificates) that protect inventions that will be carried out by Laurent Bride in the course of the execution of his duties, either in the field of the activities of the Company, or through the knowledge or the use of techniques

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or means specific to the Company, or data supplied by them, in application and under the provisions of Article L. 611-7 2° of the Intellectual Property Code, and Laurent Bride shall not present obstacles to the exercise of this right.

Laurent Bride acknowledges the right of the Company to choose not to file a patent of invention when it is an invention it owns or whose ownership it has claimed according to Article L 611-7 1° and 2° of the Intellectual Property Code.

Laurent Bride also undertakes to cooperate with obtaining the patents, in France as well as abroad, on the inventions the Company owns or whose ownership it has claimed according to Article 611-7 of the Intellectual Property Code, by providing him with all the documents and studies it owns that allow one to assess patentability in advance.

Laurent Bride also undertakes not to remove patents on inventions that the Company owns or whose ownership it has claimed in application and under the provisions of Article L 611-7 of the Intellectual Property Code.

Laurent Bride finally commits himself not to invoke a right of personal possession prior both on the inventions made by him and belonging to the Company in application of the aforementioned Article L.611-7 1° of the Intellectual Property Code, as well as on work-related inventions, when the Company claims ownership in application of Article L.611-7 2° of the aforementioned Code.

B.            SOFTWARE

The patrimonial rights on the software, developments, and their documentation created by Laurent Bride, either with his assistance in the exercise of his duties or by following the instructions of his employer, will be vested in the Company, which will be the owner of all the rights thereto and the only authority empowered to exercise them.

C.            COPYRIGHTS

Laurent Bride undertakes, in addition, to grant exclusively to the Company the whole of its intellectual property rights linked to the works carried out in the framework of his employment agreement (i.e. including, without limitation, flowcharts, graphic charts, interfaces, technical, informative or commercial documentation, database architecture, logos) (hereinafter the “Creations”), whether or not they are followed by the respective use, as and to the extent of the regulation of the amounts laid down in Article 4 “Salary” of this agreement, which the Company accepts.

This assignment has the following goals:

•                 The right of reproduction: right to reproduce all or part of the creations on any present or future media, including paper, digital, computer, or online media, for any use whatsoever, specifically informational or commercial purposes,

•                  The right to representation: right to represent in whole or in part the Creations through any present or future media, including paper, computer, or online media,

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via Hertzian waves, cable, or satellite and for any use whatsoever, specifically for informational or commercial purposes,

•                  The right of adaptation: right to adapt in whole or in part the creations under all graphics forms and in any environment, especially the online environment, including integrating the rights totally or partially from other works and for any use whatsoever, especially for informational or commercial purposes,

•                  The right of translation: right to translate all or part of the Creations in any language, for any use whatsoever, specifically for informational or commercial purposes

The models, sketches, drafts, projects, illustrations, drawings, texts and more generally all the media of the Creations will be the property of the Company and at the same time the latter will receive the intellectual property rights regarding the content of such media.

Laurent Bride undertakes to send, upon the first request from the Company, all the documents kept by him.

This assignment is granted for everyone and for the maximum term of protection of the rights.

The Company will not make any additional payment to Laurent Bride for these Creations.

ELEVENTH. TERMINATION

This agreement may be terminated by each of the Parties at any time, except to comply with the applicable legal and contractual obligations.

Laurent Bride will then return to the Company all the documents, files, materials kept by him, and shall not retain any copy.

The documents and databases created or written by Laurent Bride will remain the property of the Company.

In the event of the termination of the employment agreement, at the initiative of Talend S.A., Laurent Bride will benefit from compensation for a year of gross base salary, with the exception of cases of dismissal for personal reasons (real and serious motive, serious misconduct, gross negligence, disciplinary reasons...) or retirement.

TWELFTH. NON-COMPETITION CLAUSE

The Employee acknowledges that the duties he carries out under the terms of its agreement of work give him access to important documents and confidential information on the activities and the customers of the Company and of the Group of Companies. Accordingly, the parties agree to insert this non-competition clause, specifying that the restriction of the professional activities of the Employee after the end of his duties has the sole goal of safeguarding the legitimate interests of the Company

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and it does not have the goal of, and will not result in, prohibiting the exercise of the professional activity of the Employee, which the Employee expressly acknowledges.

In light of his duties, the Employee undertakes explicitly and irrevocably not to, directly or indirectly, in particular by proxy or through a Company or other entity, as long as he remains in his capacity as employee of the Company and until the expiration of a maximum period of twenty-four (24) months from his departure from the Company:

(i) occupy the position of administrator, member of the board of directors or the management, manager, CEO, director, corporate officer, or exercise the duties of an employee or a consultant or, more generally, any duty, whether remunerated or not, in another Company or entity that carries out an activity (a) in the field of the edition of ETL (Extract Transform Load) software, MDM (Master Data Management), DQ (Data Quality) and Enterprise Service Bus (ESB); in or from the territories of Europe and North America, (ii) solicit or engage any of the customers and/or suppliers with which the Company or its subsidiaries would have maintained business relations or that the Company or its subsidiaries would have searched for, as appropriate, for projects that are likely to compete with those of the Company or its subsidiaries.

In consideration of the commitment on non-competition and in the assumption of the termination of his duties, the Employee will collect from the Company a monthly allowance equal to 30% of fixed gross average monthly salary during the twelve (12) months preceding the date of the end of the agreement, except for an exceptional bonus, benefit in kind, or premium.

This compensation will be paid at the end of each month following the Date for a maximum period of twenty-four (24) months. Nonetheless, the Company will not be required to pay this allowance if it decides not to request the application of all or part of the commitments mentioned above.

As expressly acknowledged by the Employee, the Company will be able to unilaterally waive in writing the non-competition obligation of the Employee or reduce the duration of the prohibition and, therefore, release him from the obligation of payment of the compensation envisaged in this regard, always during the execution of the employment agreement, and no later than in the course of the two (2) months following the notification of the termination of the Employment Agreement to the Employee or by the Employee.

In the event of a breach of this non-competition clause by the Employee, the Company will automatically be released from any obligation to pay the aforementioned compensation and the Employee shall immediately cease the activity in question through a mere notification from the Company.

Penal clause: in the event that he contravenes the non-competition clause directly or indirectly, Laurent Bride will automatically be liable to pay a fixed sum of six (6) months of gross salary, including social contributions. This sum shall be paid to the Company for each infringement.

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The payment of this sum does not exclude other rights of the Company to sue the Employee for the payment of damages for the monetary, professional, and moral loss actually suffered, and to order under penalty the cessation of the competitive activity.

THIRTEENTH. NON-SOLICITATION CLAUSE

In the event of leaving the Company for whatever cause or due to any specific person, Laurent Bride undertakes not to call and not to engage, either directly, indirectly or through an intermediary, any person working or having worked for less than 24 months in the Company or in one of the companies associated with it, during a period of one year from the date of his departure.

Penal clause: in the event that he contravenes the non-solicitation clause directly or indirectly, Laurent Bride will automatically be liable to pay a fixed sum of 1 (one) year of gross salary, including social contributions. This sum shall be paid to the Company for each infringement.

The payment of this sum does not exclude other rights of the Company to sue Laurent Bride for the reimbursement of the actual loss suffered and to order under penalty the cessation of the competitive activity.

In Suresnes, on July 3, 2014, in two originals, with one for each Party.

TALEND SA Jennifer BOS Senior Human Resources Officer [signature]	Laurent Bride (Signature preceded the reference “Read and approved, GOOD FOR AGREEMENT”) [Handwritten: “Read and approved, GOOD FOR AGREEMENT”, followed by signature]

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